                FOR IMMEDIATE RELEASE                                            Contact:                      Laura J. Wakeley
                 Office:                         717-291-2616
                 Cell:                            717-371-2379

Fulton Financial Corporation to strengthen NJ statewide banking presence through merger of two of its subsidiary banks

(August 2, 2011)  --  Lancaster, PA – Fulton Financial Corporation (Nasdaq:  FULT) today announced that the boards of directors of the Corporation’s two New Jersey banks have reached an agreement in principle to merge.
The Bank, based in Mt. Laurel, and Skylands Community Bank, based in Chester, will merge into a single bank.  This action is subject to approval by bank regulatory authorities and is expected to be completed during the fourth quarter of 2011.
“In keeping with our community banking philosophy, where decisions are made locally, the boards of directors and management teams of our two New Jersey banks have determined that they will be better able to serve existing customers and attract new customers if they merge into a single, state-wide bank,” said R. Scott Smith, Jr., chairman and chief executive officer of Fulton Financial Corporation.
Following the merger, the combined bank will be known as “Fulton Bank of New Jersey.”  Angela Snyder, who is currently president and CEO of The Bank, will become CEO of the combined bank; and Steve Miller, currently president of Skylands Bank, will serve as president and chief operating officer.
Warner Knobe, a current director at The Bank, was recently appointed chair of The Bank’s board of directors, succeeding Scott Kintzing, who retired from the company on July 26, 2011.  Knobe and Snyder, who was recently named vice chair of The Bank’s board, will continue to serve in these roles for Fulton Bank of New Jersey once the two banks unite.
 “The new name that they have selected – Fulton Bank of New Jersey – will enable customers who travel to more easily access all of our banking services throughout New Jersey and our ATMs in Pennsylvania and Delaware through our largest subsidiary, Fulton Bank, N.A.” continued Smith.  “Since we intend to operate the merged bank with the same management team, branch structure and local decision-making power that is in place today, it makes sense to continue to deliver our services through a state-chartered bank that is focused on attracting and retaining customers throughout New Jersey.”
The Bank currently has 48 branches in Atlantic, Burlington, Camden, Cumberland, Gloucester, Mercer, Monmouth, Ocean, and Salem Counties and Skylands Community Bank has 27 offices in Hunterdon, Middlesex, Morris, Somerset, Sussex and Warren Counties.
The combined assets of the two banks total approximately $3.5 billion.

Additional information can be found on the Internet at:
Fulton Financial Corporation:                    www.fult.com
The Bank:                                                      www.thebankonline.com
Skylands Community Bank                        www.skylandscombank.com

Fulton Financial Corporation is a $16 billion Lancaster, PA-based financial holding company that has 3,950 employees and that operates 271 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through seven subsidiary banks.
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